Exhibit 10.2

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

and

ALABAMA STATE BANKING DEPARTMENT

In the Matter of:	FRB Docket No. 14- -B-SMB
REGIONS BANK
Birmingham, Alabama	Consent Order and Assessment of Civil Money Penalty Issued Upon Consent Pursuant to the Federal Deposit Insurance Act, as Amended

WHEREAS, Regions Bank, Birmingham, Alabama (“Regions Bank” or the “Bank”) is a state-chartered bank that is a member of the Federal Reserve System;

WHEREAS, the Board of Governors of the Federal Reserve System (“Board of Governors”) and the Alabama State Banking Department (“Department”) (collectively the “Supervisors”) conducted joint investigations into the practices of Regions Bank concerning whether the Bank, or any institution-affiliated party, as that term is defined in Section 1813(u) of the Federal Deposit Insurance Act, as amended, 12 U.S.C. §§ 1813(u) (the “FDI Act”), of the Bank had engaged or participated in any violations of law, rule or regulation, unsafe or unsound practices, or breaches of fiduciary duty in connection with, inter alia, Regions Bank’s reporting of commercial real estate loans or other loans held by the Bank for nonaccrual status at the end of the first quarter of 2009 and Region Bank’s response to the Supervisors’ May 2009 targeted bank examination of the Bank’s process for identifying and reporting nonaccrual loans;

WHEREAS, the Supervisors’ investigations into the Bank’s 2009 conduct identified then-existing deficiencies in Regions Bank’s oversight of its risk management function associated with the Bank’s reporting of commercial real estate or other loans held by the Bank for nonaccrual status; the accuracy and completeness of the Bank’s response to requests for information from the Supervisors and their examiners in response to the May 2009 targeted examination of the Bank’s processing of nonaccrual loans; and the lack of attentiveness at that time by the Bank’s senior management to supervisory directives, such as Matters Requiring Immediate Attention, that arise out of the bank examination process;

WHEREAS, this Consent Order and Assessment of Civil Money Penalty Issued Upon Consent (the “Consent Order”) is issued with respect to the following:

A. During March 2009, Regions Bank failed to maintain objective, rigorous and well-documented controls and procedures for identifying loans for nonaccrual status with particular regard to certain large-balance commercial real estate and other loans;

B. In connection with a targeted examination by the Supervisors in May 2009, which focused on Regions Bank’s controls and procedures for identifying loans for nonaccrual status with regard to certain large-balance commercial real estate and other loans and the nonaccrual determinations made in connection with certain of those loans, certain former officers of the Bank provided inaccurate information to the Supervisors and their examiners concerning the Bank’s nonaccrual treatment controls and procedures and the nonaccrual determinations made in connection with certain large-balance commercial real estate and other loans, directed relevant information relating to those controls and procedures and certain of the nonaccrual determinations to be concealed from the Supervisors and their examiners, and failed to provide the Supervisors and their examiners with relevant information concerning those controls and procedures and certain of the nonaccrual determinations that was requested by the examiners; and

C. Regions Bank’s senior management failed to take significant actions to comply with a supervisory directive by the Supervisors arising out of the May 2009 targeted examination to conduct an independent review of the governance structure over the Bank’s nonaccrual procedures;

WHEREAS, Regions Bank, the Supervisors, and the Federal Reserve Bank of Atlanta (the “Reserve Bank”) have the common goals that Regions Bank continues to operate in a safe and sound manner; that the Bank provides accurate and complete responses to requests for information from the Supervisors and their examiners; that the Bank continues to maintain and enhance an effective risk management program, particularly regarding its reporting of commercial real estate loans or other loans held by the Bank for nonaccrual status; and that the Bank fully complies with formal supervisory directives;

WHEREAS, the Bank’s board of directors and senior management have made progress in developing the Bank’s risk management program and the Bank’s internal controls, including internal audit and legal support have been enhanced and continue to improve; and

WHEREAS, pursuant to a resolution of the board of directors of Regions Bank dated June 10, 2014, Fournier J. Gale, III has been authorized and directed to execute this Consent Order on behalf of Regions Bank, and to consent to compliance with each and every applicable provision of this Consent Order by the Bank and its institution-affiliated parties, as defined in Sections 3(u) and 8(b)(4) of the FDI Act, 12 U.S.C. §§ 1813(u) and 1818(b)(4), and to waive any and all rights that the Bank may have pursuant to Section 8 of the FDI Act, 12 U.S.C. § 1818, including, but not limited to: (i) the issuance of a notice of charges; (ii) a hearing for the purpose of taking evidence in any matters set forth in this Consent Order; (iii) judicial review of this Consent Order; (iv) contest the issuance of this Consent Order by the Board of Governors; and (v) challenge or contest, in any manner, the basis, issuance, validity, terms, effectiveness or enforceability of this Consent Order or any provision hereof;

NOW, THEREFORE, before the filing of any notices, or taking of any testimony or adjudication of or finding on any issues of fact or law herein, and solely for the purpose of settling this matter without a formal proceeding being filed and without the necessity for protracted or extended hearings or testimony,

IT IS HEREBY ORDERED, that:

1. The Board of Governors, pursuant to Section 8(i)(2)(B) of the FDI Act, 12 U.S.C. § 1818(i)(2)(B), hereby assesses Regions Bank a civil money penalty in the amount of $46,000,000, to be paid to the Board of Governors at the time of the execution of this Consent Order by Fedwire transfer of immediately available funds to the Federal Reserve Bank of Richmond, ABA No. 05 1000033, beneficiary, Board of Governors of the Federal Reserve System. The Reserve Bank, on behalf of the Board of Governors, shall distribute this sum to the U.S. Department of the Treasury, pursuant to Section 8(i) of the FDI Act, 12 U.S.C. § 1818(i);

IT IS HEREBY FURTHER ORDERED, that:

2. Regions Bank hereby agrees to pay the Department a civil money penalty in the amount of $5,000,000, all of which is to be paid to the Department at the time of the execution of this Consent Order by wire transfer to BBVA Compass Bank, Routing Code Number 062001186 for credit to: State Treasurer for Banking Annual Assessments Fund Account number 28703457. This penalty, in part, covers expenses incurred by the Department as authorized pursuant to Section 5-3A-4 of the Code of Alabama, 1975; and

IT IS HEREBY FURTHER ORDERED, by the Board of Governors, pursuant to sections 8(b)(1) and (3) of the FDI Act, 12 U.S.C. §§ 1818(b)(1) and 1818(b)(3), and the Department, pursuant to section 5-2A-12 of the Code of Alabama, 1975, that Regions Bank and its institution-affiliated parties shall take affirmative action as follows:

3. Regions Bank and its institution-affiliated parties shall continue to implement steps to improve policies, practices, controls and procedures to ensure that prompt, complete, and accurate information is provided in response to all information requests from examiners and that the practices in 2009 whereby certain former officers provided inaccurate and incomplete information to the Supervisors and their examiners does not reoccur.

4. Regions Bank and its institution-affiliated parties shall continue to implement steps to improve policies, practices, controls and procedures to ensure the accuracy of credit risk ratings, nonaccrual determinations and Allowance for Loan and Lease Losses adequacy.

5. Regions Bank and its institution-affiliated parties shall continue to implement steps to improve policies, practices, controls and procedures to ensure that all formal supervisory directives made by the Reserve Bank and the Department, specifically including all Matters Requiring Immediate Attention and Matters Requiring Attention, are tracked and are fully, accurately and timely completed and reported to the Reserve Bank and the Department.

Progress Reports

6. Within 30 days after the end of each calendar quarter following the date of this Consent Order, the board of directors or an authorized committee thereof shall submit to the Reserve Bank and the Department written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Consent Order and the results thereof.

Notices

7. All communications regarding this Consent Order shall be sent to:

(a)	Michael Johnson

Senior Vice-President

Federal Reserve Bank of Atlanta

1000 Peachtree Street NE

Atlanta, Georgia 30309

(b)	John D. Harrison

Superintendent of Banks

Alabama State Banking Department

401 Adams Avenue, Suite 680

Montgomery, Alabama 36104

(c)	Fournier J. Gale, III.

General Counsel

Regions Bank

Regions Center, 21st Floor

1900 5th Avenue North

Birmingham, Alabama 35203

Miscellaneous

8. The provisions of this Consent Order shall be binding on Regions Bank and each of its institution-affiliated parties in their capacities as such, and their successors and assigns.

9. Each provision of this Consent Order shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Supervisors.

10. Except as provided for in this Consent Order, the Board of Governors and the Department hereby release and discharge Regions Bank and its affiliates, successors and assigns from all potential liability that has been or might have been asserted by the Board of Governors or the Department based on the conduct that is the subject of this Consent Order. The foregoing release and discharge shall not preclude or affect any right of the Board of Governors or the Department to determine and ensure compliance with this Consent Order or any proceedings brought by the Board of Governors or the Department to enforce the terms of this Consent Order.

11. Nothing in this Consent Order, express or implied, shall give to any person or entity, other than the parties hereto and their successors hereunder, any legal or equitable right, remedy, or claim under this Consent Order.

12. The provisions of this Consent Order shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Department, or any other federal or state agency from taking any further or other action affecting Regions Bank, any subsidiary thereof, except as provided in paragraph 10, or any of their current or former institution-affiliated parties or their successors or assigns.

By Order of the Board of Governors of the Federal Reserve System and the Alabama State Banking Department effective this 25 day of June, 2014.

REGIONS BANK		BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

By:	/s/ Fournier J. Gale, III.	By:	/s/ Robert deV. Frierson
	Fournier J. Gale, III.		Robert deV. Frierson
	General Counsel		Secretary of the Board

ALABAMA STATE BANKING DEPARTMENT

		By:	/s/ John D. Harrison
John D. Harrison
Superintendent of Banks

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